EXHIBIT 99.2     SUPPLEMENTAL FINANCIAL INFORMATION

The following additional financial information was disclosed in our broadly accessible conference call on July 29, 2003:

Business Outlook:

Revenues are expected to increase 5-8% in our first quarter of fiscal 2004 in comparison to our fourth quarter of fiscal 2003. Gross margin is expected to decrease by 100 to 140 basis points due to sales from lower margin products. In comparison to the fourth quarter of fiscal 2003, we expect operating expenses to be flat for the September quarter. Selling, general and administrative expenses should be relatively flat. We are expecting our earnings per share to be $0.24 in our September quarter.

Business Updates:

In the first week of July, past our year end, we divested an additional 1.0 million shares of our investment in Maxtek Technology Inc, a distributor in Taiwan. This reduces our ownership to 2.5%.